Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

METROS DEVELOPMENT CO., LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee (3)
Fees Paid	Equity	Common shares, no par value (1)	Rule 457(o)	—	—	$18,687,500	0.0001476	$2,758.28
	Total Offering Amounts					$18,687,500		$2,758.28
	Total Fees Previously Paid							$3,061.29
	Total Fee Offsets							—
	Net Fee Due							$—

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares registered hereby also include an indeterminate number of additional common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of common shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.